Exhibit 10.1

                    MEMBERSHIP INTEREST PURCHASE AGREEMENT


         THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (such Agreement, as it may be amended, supplemented or otherwise modified in accordance with the terms herein, this "Agreement"), dated as of December 21, 2004 (the "Effective Date"), is entered into by and between Pepco Communications, L.L.C., a Delaware limited liability company ("Seller"), and RCN Telecom Services of Washington, D.C., Inc., a District of Columbia corporation ("Purchaser").

         WHEREAS, each of Seller and Purchaser owns 50% of the total membership interest in Starpower Communications, LLC, a Delaware limited liability company ("Starpower"); and

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller's 50% Membership Interest (as defined in the Amended and Restated Operating Agreement of Starpower Communications, LLC, made as of December 18, 1997 by and between Seller and Purchaser, as amended by First Amendment to Amended and Restated Operating Agreement of Starpower Communications, LLC, made as of December 18, 1998 by and between Seller and Purchaser (collectively, the "Operating Agreement")) in Starpower (the "Pepcom Membership Interest") on the terms and conditions set forth in this Agreement.

         WHEREAS, Purchaser is a subsidiary of RCN Corporation, a Delaware corporation ("RCN"), which on May 27, 2004, along with certain other subsidiaries, filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code ("Chapter 11") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

         WHEREAS, on August 19, 2004, RCN, along with certain subsidiaries, filed its Joint Plan of Reorganization (the "Plan") with the Bankruptcy Court.

         WHEREAS, on May 27, 2004 RCN requested and received Bankruptcy Court approval for the terms of the Deutsche Bank Credit Agreement, its exit financing package (the "Exit Financing") and on November 19, 2004 requested and received Bankruptcy Court approval to increase the amount of money available pursuant to the Exit Financing, with such requested increase intended to be used to purchase the Pepcom Membership Interest.

         WHEREAS, on December 8, 2004, the Bankruptcy Court entered an order confirming the Plan.

         WHEREAS, in connection with the funding of the Exit Financing, Purchaser will receive from RCN an amount of money equal to the Purchase Price and simultaneously transfer such amount to Seller in connection with this Agreement.

         WHEREAS, RCN intends to consummate the Plan on or about December 21, 2004, receive the proceeds from the Exit Financing, and simultaneously therewith, complete the purchase of the Pepcom Membership Interest.

         NOW, THEREFORE, in consideration of the premises and of the agreements, representations, warranties, obligations and covenants in this Agreement and for other good and valuable consideration the receipt and sufficiency of which Seller and Purchaser acknowledge, and intending to be legally bound by this Agreement, and with the understanding that RCN must consummate its Plan simultaneously with the Closing of the transactions described in this Agreement, Seller and Purchaser agree as follows:

1.       CERTAIN DEFINITIONS

         Many defined terms used in this Agreement are defined where first used in this Agreement. The following terms are not defined elsewhere in this Agreement, and they shall have the following meanings as used in this
Agreement:

         1.1 "Affiliate" means, with respect to any Entity, any other Person that, either directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Entity.

         1.2 "Control," "Controlled by" and "under common Control with" mean, with respect to any Entity, the power to direct or cause the direction of the management or policies of the Entity, whether through the ownership of voting securities or by any agreement or any other means.

         1.3 "Deutsche Bank Credit Agreement" means the First Lien Credit Agreement among RCN, Various Lenders thereto, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent, and Deutsche Bank Securities Inc., as Sole Lead Arranger and Sole Book Manager.

         1.4 "Entity" means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, estate or other entity.

         1.5 "Knowledge" means, with respect to any Person, that Person's actual knowledge after reasonable review of the relevant books and records, and inquiry of the personnel, of the Person as to which the applicable representation or warranty is being made.

         1.6      "Person" means any Entity or natural person.

         1.7 "Taxes" means all taxes, charges, fees, duties, levies or other assessments, including (without limitation) income, gross receipts, net proceeds, ad valorem, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, and employees' income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other tax authority, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

2.       PURCHASE OF MEMBERSHIP INTEREST

         2.1 Interest to be Purchased. At the Closing (as defined in Section
3), Purchaser shall pay Seller, by wire transfer of immediately available funds, the wire transfer instructions for which are set forth below (the "Wire Instructions"), the amount of Twenty-nine Million U.S. Dollars ($29,000,000) (the "Purchase Price") and Seller shall sell and deliver to Purchaser, and Purchaser shall purchase and receive from Seller, all of the Pepcom Membership Interest, free and clear of all Liens (as defined in Section 4.2).

              Wire Instructions:




         2.2 Specific Exclusions. Purchaser agrees, understands and acknowledges that (a) other than the Pepcom Membership Interest, no asset of Seller or any of its Affiliates is being sold pursuant to this Agreement; (b) nothing in this Agreement grants, or shall be construed as a grant of, any lease, license or use right, access right or any other right to or for the benefit of Purchaser or any of its Affiliates with respect to any asset, property or facility owned, leased, used, controlled or operated by any of Seller's Affiliates, (c) nothing in this Agreement terminates, amends or modifies, or shall be construed as terminating, amending or modifying any lease, license or use right, access right or any other right to or for the benefit of Starpower or any of its Affiliates with respect to any asset, property or facility owned, leased, used, controlled or operated by any of Seller's Affiliates, and (d) nothing in this Agreement terminates, amends or modifies, or shall be construed as terminating, amending or modifying the Non-Competition Agreement, dated as of December 18, 1997, by and among RCN Telecom Services, Inc., Potomac Capital Investment Corporation ("PCI") and Starpower.

3.       CLOSING DETAILS

         3.1 General. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated in this Agreement (the "Closing) shall take place on the first business day that occurs after the date on which all of the conditions set forth in Sections 7.1 and 8.1 (other than those conditions to be satisfied at the Closing) have been satisfied or waived, or on such other date as Seller and Purchaser shall agree in writing (the "Closing Date"). The parties agree to use commercially reasonable efforts to cause the Closing to occur on or about December 21, 2004 and prior to December 31, 2004. The Closing shall take place through an exchange of consideration and documents using e-mail and other electronic transmission services, facsimile machines, and overnight courier services, unless the parties otherwise agree in writing.

         3.2 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties under this Agreement will or may be terminated on or prior to the Closing as follows:

                  (a) This Agreement will terminate immediately, at the option solely of Purchaser, upon Seller or any other Person commencing proceedings to have Seller adjudicated bankrupt or insolvent or Seller or any Affiliate of Seller consenting to the institution of bankruptcy or insolvency proceedings against Seller, or the filing by Seller, any Affiliate of Seller or any other Person of a petition or answer or consent seeking reorganization or relief with respect to Seller under Title 11, U.S. Code or any similar United States federal or state law for the relief of debtors; provided, however, that Purchaser may waive termination under this clause (a) in its sole discretion.

                  (b) Seller may terminate this Agreement (i) in the event that, or if it is reasonably likely that, the transactions contemplated by this Agreement have been or will be prohibited or enjoined by reason of any final, unappealable judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving Seller that was not entered at the request or with the support of Seller and if Seller shall have used commercially reasonable efforts to prevent the entry of such order or, if having been entered, Seller shall have used commercially reasonable efforts to have such order lifted; or (ii) in the event Purchaser breaches any of its representations or warranties in this Agreement and the breach has not been cured and is not cured before the Outside Termination Date (as defined below).

                  (c) Purchaser may terminate this Agreement (i) in the event that, or if it is reasonably likely that, the transactions contemplated by this Agreement have been or will be prohibited or enjoined by reason of any final, unappealable judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings that was not entered at the request or with the support of Purchaser and if Purchaser shall have used commercially reasonable efforts to prevent the entry of such order or, if having been entered, Purchaser shall have used commercially reasonable efforts to have such order lifted; or (ii) in the event Seller breaches any of its representations or warranties in this Agreement and the breach has not been cured and is not cured before the Outside Termination Date (as defined below).

                  (d) Either Seller or Purchaser may terminate this Agreement if the Closing Date shall not have taken place on or before March 15, 2005 or such other date as may be mutually approved in writing by Seller and Purchaser (such date shall be referred to herein as the "Outside Termination Date").

         3.3 Notice and Effect of Termination. Upon termination of this Agreement, the transactions contemplated in this Agreement shall immediately be abandoned and all continuing obligations of the parties under or in connection with this Agreement shall be terminated and of no further force or effect; provided, however, that nothing in this Agreement shall relieve any party from liability for any Fraud (as defined in Section 11.3), breach of representation or warranty or breach of covenant contained in this Agreement prior to such termination (together with the provisions of Section 11 which shall survive in their entirety with respect to such liability). Notwithstanding the foregoing, the provisions of Sections 10.4 and 12 shall survive the termination of this Agreement for any reason. If this Agreement has terminated due to the breach of any party, such party shall remain liable for any damages arising from such breach.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date as follows:

         4.1 Organization, Standing and Qualification. Seller (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has full limited liability company power and authority to own, operate and lease its assets and properties and to carry on its business as now conducted; and (c) is not required to be qualified or licensed to conduct business as a foreign limited liability company in any other jurisdiction where the failure to be so qualified would have a material adverse effect on Seller.

         4.2 Membership Interests. The Pepcom Membership Interest is owned entirely by Seller and is free and clear of all liens, security interests, encumbrances, restrictions, rights of first refusal, pledges and claims of every kind (each, a "Lien"), other than those set forth or contemplated in the Operating Agreement. Except as set forth in the Operating Agreement, no commitment of any kind exists that obligates Seller to transfer any part of the Pepcom Membership Interest to any Person. Except for the Operating Agreement, Seller is not a party to, and there exist no, member agreements, pledge agreements or other agreements relating to or restricting the transferability of any part of the Pepcom Membership Interest. There is no outstanding Capital Call (as defined in the Operating Agreement) that has not been paid, and Seller is not obligated to pay any Capital Call or make any other contribution to Starpower (other than with respect to Capital Calls in accordance with the terms of the Operating Agreement that have not yet been made).

         4.3 Authority. Seller has the full right, power and authority to enter into, execute and deliver this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, and to perform its obligations under this Agreement. Seller's execution and delivery of this Agreement and Seller's consummation of the transactions contemplated in this Agreement has been duly authorized by all required limited liability company action, including without limitation, approval by Seller's members. This Agreement and all such other documents and agreements to which Seller is a party have been or will be, as the case may be, duly and validly executed and delivered by Seller and, subject to the due authorization, execution and delivery by Purchaser, will constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

         4.4 No Breach or Default. Seller's execution and delivery of, and consummation of the transactions contemplated in, this Agreement will not (a) result in the material breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, any material contract, instrument, license or permit to which Seller is a party or by which it or any of its assets may be bound; (b) conflict with any provision of the Seller's operating agreement, or any other agreement regarding the operation, of the Seller; (c) result in any Lien on any part of the Pepcom Membership Interest or the assets of Starpower; (d) violate in any material respect any law, rule or regulation, or any order, writ, injunction or decree of any governmental authority, or require the approval, consent or permission of any governmental authority other than the regulatory consents required to be obtained in connection with the transactions contemplated in this Agreement (the "Regulatory Consents"); or (e) violate the Operating Agreement.

         4.5 No Misleading Statements. Seller's representations and warranties in this Agreement do not include any untrue statement of a material fact or omit to state any material fact necessary to make any statements made not misleading.

         4.6 Brokers; Finders. Except as listed below, no Person has acted directly or indirectly as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement.

             Seller's Financial Advisor: Claris Advisors LLC, formerly known as Claris Capital LLC

         4.7 PCI Guaranties. Exhibit A attached hereto lists all of the agreements and guaranties PCI has provided to or for the benefit of third parties with respect to Starpower or its operations (each, a "PCI Guaranty").

         4.8 Litigation. No lawsuits, actions or arbitrations, governmental investigations, claims, inquiries or proceedings are pending or, to Seller's Knowledge, threatened involving Seller, any part of the Pepcom Membership Interest, or any of the transactions contemplated by this Agreement. Seller is not subject to any order, judgment, decree, stipulation or consent of or with any court, governmental body or agency that has, or may have, a material adverse effect on the assets or the financial condition or the results or operation of Seller.

         4.9 No Other Agreement. Except for the Membership Interest Purchase Agreement between Seller and United Cable Holdings, LLC, dated July 28, 2004 (the "United Cable Agreement"), a copy of which has been provided to Purchaser, neither Seller nor any of its Affiliates has any contract, agreement, arrangement or understanding with respect to the sale or other disposition of any part of the Pepcom Membership Interest (except as set forth in the Operating Agreement and this Agreement) or any of Starpower's assets (except as set forth in the Operating Agreement and in the Internet Contribution Agreement dated as of December 18, 1998). The United Cable Agreement does not restrict the ability of Seller to enter into this Agreement and this Agreement and consummation of the transactions contemplated hereby do not and will not result in a breach under, or conflict with, the United Cable Agreement.

         4.10 No Approvals Required. Other than the Regulatory Consents, no notice to, filing with, authorization of, exemption by, approval, consent or permission of any other Person or of any governmental authority, including without limitation, any court or bankruptcy court, is required for Seller to enter into this Agreement and consummate the transactions contemplated in this Agreement.

         4.11 No Basis for Denying Consent. Seller is not aware of any reason why Seller and Starpower would not be able to satisfy any reasonable and lawful conditions that may be imposed in connection with the granting of any Regulatory Consent.

5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

         5.1 Organization, Standing and Qualification. Purchaser (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has full corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted; and (c) is not required to be qualified or licensed to conduct business as a foreign limited liability company in any other jurisdiction where the failure to be so qualified would have a material adverse effect on Purchaser.

         5.2 Authority. Purchaser has the full right, power and authority to enter into this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to perform its obligations under this Agreement. Purchaser's execution and delivery of this Agreement, and Purchaser's consummation of the transactions contemplated in this Agreement, have been duly authorized by Purchaser's board of directors. This Agreement and all such other documents and agreements to which Purchaser is a party have been or will be, as the case may be, duly and validly executed and delivered by Purchaser and, subject to the due authorization, execution and delivery by Seller, will constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

         5.3 No Breach or Default. Purchaser's execution and delivery of, and consummation of the transactions contemplated in, this Agreement will not (a) result in the material breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, any material contract, instrument, license or permit to which Purchaser is a party or by which it or any of its assets may be bound; or (b) conflict with any of the provisions of the articles of incorporation or bylaws of Purchaser; or (c) violate in any material respect any law, rule or regulation, or any order, writ, injunction or decree of any governmental authority, or require the approval, consent or permission of any governmental authority other than the Regulatory Consents; or (d) violate the Operating Agreement.

         5.4 No Approvals Required. Other than the Regulatory Consents, the consents and approvals, if any, related to the transactions described in Sections 7.1(g) and 8.1(e), and the filings, permits authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no approval, consent or permission of any third party or of any governmental authority, including without limitation any court or bankruptcy court, is required for Purchaser to enter into this Agreement and consummate the transactions contemplated in this Agreement.

         5.5 No Basis for Denying Consent. To Purchaser's actual knowledge,
(a) no Regulatory Consents will be withheld solely or primarily because of the fact that Purchaser is the proposed transferee of the Pepcom Membership Interest and (b) Purchaser will be able to satisfy any reasonable conditions that may be imposed in connection with the granting of any Regulatory Consent.

         5.6 No Misleading Statements. Purchaser's representations and warranties in this Agreement do not include any untrue statement of a material fact or omit to state any material fact necessary to make any statements made not misleading.

         5.7 Brokers; Finders. Except as listed below, no Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement.

6.       COVENANTS FROM EFFECTIVE DATE TO CLOSING DATE

         6.1 Operations. The parties agree that, unless otherwise agreed in writing by both parties, Starpower shall, between the Effective Date and the Closing Date, continue to exist, operate, carry out its business, and function in every other manner substantially as it has up to the Effective Date, subject at all times to the Operating Agreement, applicable Starpower business plans to which the parties have agreed, and other material contracts that govern the operations of Starpower.

         6.2 Obtain Consents. Promptly upon the execution of this Agreement, each of the parties will use commercially reasonable efforts and cooperation to make all filings and take all steps reasonably necessary to obtain the Regulatory Consents, including without limitation satisfying any reasonable and lawful condition that may be imposed in connection with the granting of any Regulatory Consent, and all other approvals and consents required to be obtained for the consummation of the transactions contemplated by this Agreement and otherwise to satisfy the conditions of Sections 7.1(f).

7.       CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

         7.1 Conditions to Close. Purchaser's obligations under this Agreement are subject to the satisfaction, at or before the Closing Date, of all of the following conditions precedent, unless waived in writing by Purchaser:

                  (a) Representations and Warranties. All of Seller's representations and warranties in this Agreement and in any notice, certificate or document delivered by Seller under this Agreement shall be true, correct and complete as of the Closing Date.

                  (b) Conditions. Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.

                  (c) Certificate. Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, in form and substance satisfactory to Purchaser, certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b).

                  (d) No Litigation. None of the transactions contemplated in this Agreement shall have been enjoined by any court or by any governmental authority, no suit or other proceeding challenging the transactions contemplated by this Agreement shall have been threatened or instituted, and no investigative or other demand shall have been made by any governmental authority.

                  (e) Other Deliveries. Seller shall have delivered the items it is required to deliver under Section 9.

                  (f) Regulatory Approvals; Other Consents. All material consents and approvals of regulatory authorities, including, without limitation, those required pursuant to or in connection with the HSR Act, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, provided that Purchaser may waive this condition with respect to any or all consents otherwise required by this
Section 7.1(f).

                  (g) Plan of Reorganization. The Plan filed with and confirmed by the Bankruptcy Court shall have been consummated and an amount of money sufficient to consummate the Plan and acquire the Pepcom Membership Interest shall have been provided under the Exit Financing.

         8.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

         8.1 Conditions to Close. Seller's obligations under this Agreement are subject to the satisfaction, at or before the Closing Date, of all of the following conditions precedent, unless waived in writing by Seller:

                  (a) Representations and Warranties. All of Purchaser's representations and warranties in this Agreement and in any notice, certificate or document delivered by Purchaser under this Agreement shall be true, correct and complete as of the Closing Date.

                  (b) Conditions. Purchaser shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.

                  (c) Certificate. Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date, in form and substance satisfactory to Seller, certifying to the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b).

                  (d) No Litigation. None of the transactions contemplated in this Agreement shall have been enjoined by any governmental authority, no suit or other proceeding challenging the transactions contemplated in this Agreement shall have been threatened or instituted, and no investigative or other demand shall have been made by any governmental authority.

                  (e) Release of PCI Guaranties. For each PCI Guaranty listed on Exhibit B attached hereto (each a "Released Guaranty"), PCI shall have received a written release of PCI from each Released Guaranty, in a form that is reasonably satisfactory to PCI and its counsel in their sole discretion, a form of which is attached hereto as Exhibit C (the "Indemnity, Guaranty and Release Agreement"). Purchaser acknowledges and agrees that it or one or more of its Affiliates may be required to provide a replacement guaranty to achieve such release, and that Seller may condition any waiver of this condition on the receipt by Seller from Purchaser and/or one or more of its Affiliates, in Seller's sole discretion, of a written agreement, duly executed by Purchaser and/or such Affiliates and in a form that is reasonably satisfactory to PCI and its counsel in their sole discretion, to indemnify and hold PCI harmless against any and all losses, costs and expenses PCI may incur under any Released Guaranty from which PCI is not released as contemplated in the immediately preceding sentence; provided, however, that each and any such required replacement guaranty or indemnity shall (i) be conditioned on the delivery by PCI to Purchaser of an instrument pursuant to which PCI will indemnify, defend and hold harmless Purchaser Indemnitees (as defined in Section 11.1), to the extent of any obligations that are covered by the replaced Released Guaranty that arise out of, or result from, facts, events or circumstances occurring, or which accrue, before the Closing Date; and (ii) not relieve either Seller or its Affiliates of any of its or their obligations under any material contracts relating to Starpower to which Seller or its Affiliates remain a party after the Closing.

                  (f) Other Deliveries. Purchaser shall have delivered the items it is required to deliver under Section 9.

9.       CLOSING DELIVERIES

         The parties shall make their respective deliveries indicated below:

         9.1 Purchaser's Closing Deliveries. At the Closing, Purchaser shall deliver to Seller (a) the amount of the Purchase Price pursuant to Section 2 above in the form and manner described in Section 2.1; (b) the certificate described in Section 8.1(c) above; (c) evidence of the release of the PCI Guaranties as contemplated in Section 8.1(e) above; and (d) such other documents or instruments, duly executed by Purchaser, as the parties may agree are necessary and desirable to effect the transactions contemplated by this Agreement.

         9.2 Seller's Closing Deliveries. At the Closing, Seller shall deliver to Purchaser (a) such instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the reasonable opinion of Purchaser and its counsel in their sole discretion to transfer, assign, convey and deliver to Purchaser the Pepcom Membership Interest, free and clear of all Liens; (b) the certificate described in Section 7.1(c); (c) a copy of the written resignations of each Manager appointed by Seller that, as of the Closing Date, was serving on the Starpower Members Committee; (d) a duly executed certificate, in the form set forth in Treasury Regulation ss.1.1445-2(b)(2)(iv)(B) and (e) such other documents or instruments, duly executed by Seller, as the parties may agree are necessary and desirable to effect the transactions contemplated by this Agreement.

10.      ADDITIONAL COVENANTS

         10.1 Agreement to Cooperate. Subject to the terms and conditions of this Agreement, each party shall use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all necessary consents and all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event any litigation is commenced by any Person relating to the transactions contemplated by this Agreement, Purchaser shall have the right, at its own expense, to participate in such litigation, and Seller will not settle any such litigation without the consent of Purchaser, which consent will not be unreasonably withheld. Following the Closing, each party shall deliver or cause to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as the other party may reasonably request for the purpose of carrying out this Agreement.

         10.2 Broker's and Finder's Fees. Each party shall pay and be responsible for any broker's, finder's or financial advisory fee incurred by it in connection with the transactions contemplated by this Agreement.

         10.3     Taxes.

                  (a) Purchaser and Seller shall reasonably cooperate with each other, at the expense of the party requesting such cooperation, with respect to any tax-related matters arising out of either party's ownership of the Pepcom Membership Interest. In connection therewith, each party shall make available to the other such files, documents, books and records for inspection and copying as may be reasonably requested by such other party and shall cooperate with respect to retaining information and documents relating to such matters. Each party shall have the sole right and authority, at its option, to pay, settle, contest and otherwise address all Tax matters affecting any Tax Returns filed by such party or its direct or indirect members arising out of or relating to ownership of the Pepcom Membership Interest.

                  (b) The parties acknowledge that the transfer of the Pepcom Membership Interest as contemplated in this Agreement will result in the deemed termination of the Starpower partnership for federal income tax purposes as of the Closing Date. Accordingly, Seller shall cooperate with Purchaser in seeking to cause a closing of the books of Starpower as of the Closing Date and the preparation of, and timely filing of, appropriate Tax returns for the taxable period then ending. Starpower's income and expenses for such taxable period shall be divided and allocated pursuant to a reasonable accounting for such income and expenses that is acceptable to both Seller and Purchaser and shall be determined in accordance with Section 706 of the Code. Seller shall act as tax matters partner for Starpower for tax returns with respect to periods prior to and including the Closing Date and shall cease to be tax matters partner with respect to any subsequent returns and periods. Purchaser shall prepare and file, and Seller shall sign, Starpower's final income tax return, with respect to periods during which Seller was a partner, in accordance with the parties' past practice.

                  (c) Seller and Purchaser shall mutually agree on a proposed allocation of the total amount received by Seller in exchange for the Pepcom Membership Interest to the various assets and liabilities of Starpower pursuant to Sections 751 and 1060 of the Code. Such allocation shall be based on appraised values provided by third parties recognized as professionals in such matters. Each party shall use commercially reasonable efforts to cause Starpower to use the allocation agreed to by the parties as contemplated in the immediately preceding sentence. Seller and Purchaser agree that neither of them shall take a position on any Tax return that is inconsistent with such allocation.

         10.4 Publicity. Except as required by law, any governmental agency or any securities exchange, the parties hereto agree to obtain the prior approval of each other before issuing (or allowing their Affiliates to issue) any press release, public disclosure or other announcement with respect to this Agreement or any of the transactions contemplated by this Agreement. In the event either party hereto is so required by law, any governmental agency or any securities exchange to make a public disclosure or other announcement as aforesaid, it shall use its commercially reasonable efforts to afford the other a reasonable opportunity to review the form and content of the announcement or disclosure prior to making same.

11.      INDEMNIFICATION; LIQUIDATED DAMAGES

         11.1 By Seller. Seller, subject to the limitations set forth in
Section 11.3, covenants and agrees that it will indemnify, defend and hold harmless Purchaser, its Affiliates and their directors, officers, members, managers, agents, successors and assigns (collectively, the "Purchaser Indemnitees"), from and after the Closing Date, against any and all losses, damages, assessments, Taxes, fines, penalties, liabilities, claims, deficiencies, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively, "Losses"), suffered or incurred by a Purchaser Indemnitee as a result of, or suffered or incurred by a Purchaser Indemnitee in litigation commenced with respect to, any or all of the following contingencies (collectively, the "Seller Indemnification Events"): (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Seller pursuant to the terms of this Agreement; (b) any liability or obligation of Seller with respect to the conduct of the business of Starpower or arising out of, or resulting from the ownership of the Pepcom Membership Interest, to the extent arising out of, or resulting from, facts, events or circumstances occurring, or which accrue, prior to the Closing Date, including specifically franchise fees and any liability or obligation resulting from a finding that Seller or Starpower failed to comply with the rules, regulations, policies, procedures or requirements of the FCC or of any local franchise authority; and (c) all actions, suits, proceedings, demands, assessments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

         11.2 By Purchaser. Purchaser, subject to the limitations set forth in
Section 11.3, covenants and agrees that Purchaser will indemnify, defend and hold harmless Seller, its Affiliates, and their directors, officers, members, managers, agents, successors and assigns (the "Seller Indemnitees"), from and after the Closing Date, against any and all Losses suffered or incurred by a Seller Indemnitee in litigation commenced with respect to, any of the following contingencies (all, the "Purchaser Indemnification Events"): (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Purchaser pursuant to the terms of this Agreement; (b) any liability or obligation with respect to the conduct of the business of Starpower or arising or resulting from ownership of Starpower to the extent arising out of, or resulting from, facts, events or circumstances occurring, or which accrue, after the Closing Date, including specifically franchise fees and any liability or obligation resulting from a finding that Purchaser or Starpower failed to comply with the rules, regulations, policies, procedures or requirements of the FCC or of any local franchise authority; and (c) all actions, suits, proceedings, demands, assessments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

         11.3 Limitations on Liability. The obligations of Seller to indemnify the Purchaser Indemnitees as provided in Section 11.1, or otherwise to be liable to Purchaser under this Agreement, and the obligations of Purchaser to indemnify the Seller Indemnitees as provided in Section 11.2, or otherwise to be liable to the Seller under this Agreement, shall not apply until the amount by which the cumulative amount of all liabilities, claims, damages, deficiencies, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses and expenditures with respect to the Seller Indemnification Events or the Purchaser Indemnification Events, as the case may be, net of insurance coverage and tax benefits to the Indemnitee (as defined below) exceeds Five Hundred Thousand Dollars ($500,000) (the "General Deductible Amount"); provided, that the amount of any obligation of indemnity or any other liability under this Agreement arising with respect to fraud, fraudulent inducement, intentional misrepresentation or concealment (collectively, "Fraud"), or in connection with any covenants contained herein (including those in Section 10.3), shall not be subject to the General Deductible Amount. Except for Fraud or a breach of the covenant contained in Section 10.4, the aggregate maximum amount of indemnification or other liability for which either party shall be liable under this Agreement with respect to any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant pursuant to the terms of this Agreement is the Purchase Price.

         11.4 Expiration. Except as provided in Section 11.6, with respect to the representations and warranties contained in this Agreement, the obligations of the parties under Section 11.1 and 11.2 shall expire on the second anniversary of the Closing Date, unless a Claims Notice is given or litigation is commenced on or prior to such second anniversary; provided, that obligations of the Seller under Section 11.1 arising as a result of a breach of the covenants contained in Section 10.3 shall survive until the expiration of the applicable statute of limitations.

         11.5 Notice of Indemnity Claim. In the event that any claim ("Claim") is hereafter asserted against or arises with respect to any Purchaser Indemnitee or Seller Indemnitee (each, an "Indemnitee") as to which such Indemnitee may be entitled to indemnification hereunder, the Indemnitee shall notify the party from which indemnification is sought (the "Indemnifying Party") in writing thereof (each, a "Claims Notice") within 60 days after (a) receipt of written notice of commencement of any third party litigation against or involving such Indemnitee (a "Third Party Claim"); or (b) receipt by such Indemnitee of written notice of any Third Party Claim pursuant to an invoice, notice of claim or assessment against such Indemnitee; provided, that the failure to give the Claim Notice with respect to Third Party Claims within such time period shall not affect the indemnification obligation of the Indemnifying Party under this Agreement or otherwise except to the extent that such failure or delay shall have materially affected the ability of the Indemnifying Party to defend such Third Party Claim. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the Indemnitee.

         The Indemnifying Party may elect to defend by the Indemnifying Party's own counsel (which counsel shall be subject to the reasonable approval of the Indemnitee) any Third Party Claim for money damages where the cumulative total of all Claims (including such Claim) does not exceed the limit set forth in the last sentence of Section 11.3 prior to the time the Claim is made; provided, however, the Indemnifying Party may assume and undertake the defense of such a Third Party Claim only upon written agreement by the Indemnifying Party that the Indemnifying Party is obligated to indemnify fully the Indemnitee. The Indemnitee may participate, at the Indemnitee's own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the written approval of the Indemnitee, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party.

         If, within 10 days of the Indemnifying Party's receipt of a Claims Notice, the Indemnifying Party shall not have provided the written agreement described in the immediately preceding paragraph and elected to defend the Third Party Claim, or if in the reasonable judgment of the Indemnitee the Indemnifying Party fails to adequately defend the Third Party Claim, the Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees, shall be added to the Claim. The Indemnifying Party shall promptly, and in any event within 10 days after demand therefor, reimburse the Indemnitee for the costs of defending the Claim, including attorneys' fees and expenses.

         The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 11.5 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder except to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.

         In the event both the Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the Indemnitee, or the Indemnifying Party shall determine that such counsel may have a conflict of interest in representing both the Indemnitee and the Indemnifying Party in the same action or proceeding and the Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel, in which case, the Indemnifying Party shall pay attorneys' fees to the same extent as provided above for separate counsel for the Indemnitee.

         11.6 Liability for Breaches of Representations and Warranties. The representations and warranties of the parties contained in this Agreement and in any certificate or other document or instrument delivered pursuant to this Agreement, and the liability of the party making such representations and warranties for breaches thereof, shall survive the consummation of the transactions contemplated hereby until the later of the expiration of the period set forth in Section 11.4, or the final resolution of all Claims filed prior to such time, but only as to the representations and warranties relevant to such Claims, provided that the representations and warranties shall survive until expiration of the applicable statute of limitations with respect to any Claim based in whole or in part on Fraud solely as to the portion of such Claim found to be Fraud, provided further that the representations and warranties set forth in Sections 4.1 through 4.3, and Sections 5.1 and 5.2, and all covenants contained herein, shall survive until the later of expiration of the applicable statute of limitations or the resolution of all Claims to the extent the representations and warranties or covenants are relevant to such Claims. The parties, in executing and delivering and performing under this Agreement are relying solely on the representations, warranties, agreements and covenants contained in this Agreement, or in any writing or document delivered pursuant to the provisions of this Agreement, and not upon any representation, warranty, agreement, promise or information, written or oral, made by any Person other than as specifically set forth herein or therein.

         11.7 Exclusivity of Remedies; Limitation of Liability. Except for injunctive relief as provided in Section 12, from and after the Closing, the sole remedy for any claim, suit or other legal proceeding by any Indemnitee arising out of, resulting from or relating to any breach or inaccuracy of any warranty or representation by a party to this Agreement, or the failure of a party to perform under this Agreement in the manner required or contemplated in this Agreement, shall be the indemnification provided for, and as limited by, this Section 11. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it may have, from and after the Closing against the other, its Affiliates, and their officers, directors, managers, members, employees, agents and representatives relating to the subject matter of this Agreement. An Indemnitee may, but shall not be obligated to, set off against any and all payments due an Indemnifying Party any amount to which any Indemnitee is entitled to be indemnified under this
Section 11.

12.      OTHER POST-CLOSING COVENANTS

         12.1 Confidential Information. Each party shall cause all information obtained from the other party in connection with the negotiation, execution and performance of this Agreement (the "Confidential Information") to be treated as confidential; provided that after the Closing Date, all information about Starpower possessed by the Purchaser will not be deemed Confidential Information with respect to the Purchaser and will be deemed Confidential Information with respect to Seller and its Affiliates; provided, however, all information Starpower or Purchaser or its Affiliates received from Seller or its Affiliates on a confidential basis shall be treated as Confidential Information. In addition, Seller shall treat as confidential all information, knowledge or data related to the business of Starpower which are or were treated as confidential information of Starpower's business (the "Starpower Confidential Information"). Neither party shall use any Confidential Information, and Seller shall not use any Starpower Confidential Information, before the Closing in violation of any of its obligations under this Agreement or after the Closing for any purpose other than the performance of its obligations under, and the consummation of the transactions contemplated in, this Agreement. Neither party shall disclose any Confidential Information, and Seller shall not disclose any Starpower Confidential Information, before the Closing in violation of any of its obligations under this Agreement or after the Closing, to any third party, except as required by applicable law, regulation or legal process, without the prior express written consent of the other party. All or any part of the Confidential Information (or Starpower Confidential Information with respect to Seller after the Closing) may be disclosed only to a party's directors, officers and employees who agree to keep the Confidential Information confidential and who need to know the Confidential Information for the purpose of the party's performance of its obligations under this Agreement and the consummation of the transactions contemplated in this Agreement. Notwithstanding anything to the contrary in this Agreement, the term "Confidential Information" or "Starpower Confidential Information" as used in this Agreement shall not include any information that
(a) at the time of disclosure or thereafter is generally available or publicly known, (b) is available to a party from a source other than the other party or Starpower, provided that such source is not bound by this or another confidentiality agreement with respect to such information, or (c) has been independently developed or acquired by the party receiving the information without violating any of its obligations under this or any other confidentiality agreement.

         12.2 Rights and Remedies Upon Breach. If either party or any of its Affiliates breaches, or threatens to commit a breach of, any of the provisions of Section 12.1, the other party shall have the right and remedy to have
Section 12.1 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of Section 12.1 would cause irreparable injury and that money damages would not provide an adequate remedy for the breach. Accordingly, in addition to any other rights or remedies, the non-breaching party shall be entitled to injunctive relief to enforce the terms of Section 12.1 and to restrain the breaching party or its Affiliate from any violation thereof.

13.      GENERAL

         13.1 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors or assigns. Neither party to this Agreement may assign this Agreement or any of its rights or obligations herein without the prior written consent of the other party; provided, however, that either party may assign certain rights and obligations under this Agreement to an Affiliate of the party provided the party and such assignee become jointly and severally liable hereunder. Any assignment of this Agreement shall be subject to the terms of this Agreement and shall not relieve the assignor of its responsibilities under this Agreement.

         13.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         13.3 Notices. All notices, requests, demands and other communications required or contemplated under this Agreement shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or upon delivery by registered or certified U.S. mail or 1 business day following deposit with an air courier service:

        If to Seller:                       Pepco Communications, L.L.C.
                                            701 Ninth Street, NW
                                            Room 1002
                                            Washington, DC 20068-0001
                                            Attn:  Dennis R. Wraase, President
                                            Fax:  (202) 872-2472

        With a copy to (which shall not     Bruce H. Nielson
        constitute notice):                 Kirkpatrick & Lockhart LLP
                                            1800 Massachusetts Avenue, NW
                                            Washington, DC 20036
                                            Fax:  (202) 778-9100

        If to Purchaser:                    RCN Telecom Services of Washington,
                                              D.C., Inc.
                                            c/o RCN Corporation
                                            105 Carnegie Center
                                            Princeton, NJ 08540
                                            Attn:  General Counsel
                                            Fax:  (609) 734-3830

        With a copy to (which shall not     Howard L. Ellin
        constitute notice):                 Skadden, Arps, Slate, Meagher & Flom
                                              LLP
                                            4 Times Square
                                            New York, NY  10036
                                            Fax:  (212) 735-2000

         13.4 Applicable Law. Except as otherwise stated, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws provisions.


         13.5 Payment of Fees and Expenses. Whether or not the transactions contemplated in this Agreement are consummated, except as provided in Section 11.1, each party will pay its own fees, expenses and disbursements incurred in connection with the preparation and execution of this Agreement and all other costs and expenses incurred in the performance of and compliance with all conditions to be performed under this Agreement, including, without limitation, the expenses of any of its financial or legal advisors; for the avoidance of doubt, this Section 13.5 shall not alter, modify, amend or revise the terms of Section 3.2(f) of the Operating Agreement and any obligations described therein.

         13.6 Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

         13.7 Number and Gender of Words. Whenever the singular number is used in this Agreement, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

         13.8 Entire Agreement. This Agreement, the Indemnity, Guaranty and Release Agreement, the Operating Agreement and the other documents and agreements delivered pursuant to this Agreement or the Operating Agreement, constitute the entire Agreement and understanding between Seller and Purchaser regarding the subject matter of this Agreement and supersede any prior agreement and understanding relating to the subject matter of this Agreement.

         13.9 Amendments and Waivers. The parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

         13.10 Construction. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. The word "including" or any variation thereof means "including without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.


                 [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement by Persons thereunto duly authorized as of the date first above written.



               SELLER:           PEPCO COMMUNICATIONS, L.L.C.

                                 By:  PEPCO COMMUNICATIONS, INC.


                                 By: /s/ Dennis R. Wraase
                                     -------------------------------------------
                                     Name:  Dennis R. Wraase
                                     Title: President


            PURCHASER:           RCN TELECOM SERVICES OF WASHINGTON, D.C., INC.



                                 By: /s/ Deborah M. Royster
                                     -------------------------------------------
                                     Name:  Deborah M. Royster
                                     Title: Senior Vice President,
                                            General Counsel and Corporate
                                            Secretary

                                   EXHIBIT A

                                PCI GUARANTIES


1. Guaranty of Lease, made as of August 26, 2000, by RCN Corporation and Potomac Capital Investment Corporation to Boston Properties Limited Partnership regarding Starpower's lease of 800 Corporate Court, Springfield, VA

2. Guaranty, dated January 20, 1998, made by Potomac Capital Investment Corporation in favor of 300 4th Street Limited Partnership regarding Starpower's lease of 10000 Derekwood Lane, Lanham, MD

3. Cross-Guaranty/Indemnity Agreement, dated as of November 30, 1999, made by and between RCN Corporation and Potomac Capital Investment Corporation

4. Guarantee, dated as of December 18, 1997, by Potomac Capital Investment Corporation on behalf of Pepco Communications LLC in favor of Starpower

                                   EXHIBIT B

                              RELEASED GUARANTIES


1. Guaranty of Lease, made as of August 26, 2000, by RCN Corporation and Potomac Capital Investment Corporation to Boston Properties Limited Partnership regarding Starpower's lease of 800 Corporate Court, Springfield, VA

2. Guaranty, dated January 20, 1998, made by Potomac Capital Investment Corporation in favor of 300 4th Street Limited Partnership regarding Starpower's lease of 10000 Derekwood Lane, Lanham, MD

3. Cross-Guaranty/Indemnity Agreement, dated as of November 30, 1999, made by and between RCN Corporation and Potomac Capital Investment Corporation

                                   EXHIBIT C

               FORM OF INDEMNITY, GUARANTY AND RELEASE AGREEMENT


         THIS INDEMNITY, GUARANTY AND RELEASE AGREEMENT (this "Agreement") is made as of this ____ day of December, 2004, by and between RCN Corporation, a Delaware corporation ("RCN"), and Potomac Capital Investment Corporation, a Delaware corporation ("PCI").

         WHEREAS, pursuant to the Membership Interest Purchase Agreement of even date herewith (the "Purchase Agreement") by and between Pepco Communications, L.L.C. ("Pepcom") and RCN Telecom Services of Washington, D.C., Inc. ("RCN-Sub"), Pepcom is selling its 50% Membership Interest in Starpower to RCN-Sub. All defined terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement;

         WHEREAS, RCN and PCI made that certain Guaranty of Lease (the "BPLP Guaranty," a copy of which is attached to this Agreement as Exhibit A), dated as of August 26, 2000, to Boston Properties Limited Partnership ("BPLP") with respect to the lease by and between BPLP and Starpower Communications, LLC ("Starpower");

         WHEREAS, PCI made that certain Guaranty (a copy of which is attached to this Agreement as Exhibit B, and together with the BPLP Guaranty, the "Lease Guaranties"), dated as of January 20, 1998, in favor of 300 4th Street Limited Partnership ("300 4th Street LP," and, together with BPLP and their respective successors and assigns, the "Guarantee Entities") with respect to the Ground and Building Lease Agreement by and between Starpower and 300 4th Street LP;

         WHEREAS, RCN and PCI entered into that certain
Cross-Guaranty/Indemnity Agreement, dated as of the 30th day of November 1999 (the "Cross Guaranty," a copy of which is attached to this Agreement as Exhibit C, and together with the Lease Guaranties, the "Released
Guaranties,");

         WHEREAS, in order to satisfy the condition precedent set forth in
Section 8.1(e) of the Purchase Agreement (the "Condition"), RCN shall provide PCI a written release from the Released Guaranties; provided however that PCI shall cause Pepcom to waive such Condition with respect to the Lease Guaranties upon the execution and delivery of this Agreement by RCN to PCI; and

         WHEREAS, PCI shall guarantee the obligations of Pepcom under the Purchase Agreement and RCN shall guarantee the obligations of RCN-Sub under the Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, and intending to be legally bound by this Agreement, the parties hereby agree as follows:

         1. Indemnification with Respect to the Lease Guaranties. RCN shall indemnify and hold harmless PCI and its Affiliates from and against any and all costs, expenses, losses, damages and claims, including reasonable attorneys' fees and disbursements, that PCI and/or its Affiliates may incur or sustain at any time in fulfilling or performing PCI's obligations under any Lease Guaranty in connection with or as a result or consequence of any actual or alleged breach, failure to perform, or other default of any kind by Starpower and/or any of its Affiliates after the Closing Date under either or both of the leases that are described in the Lease Guaranties.

         2. Advancement of Expenses. RCN shall pay all reasonable costs and expenses (including attorneys' fees), in accordance with Section 11.5 of the Purchase Agreement, incurred by PCI and/or any of its Affiliates in defending any action, suit or proceeding to enforce either or both of the Lease Guaranties, except for costs and expenses that arise out of, or result from, facts, events or circumstances occurring, or which accrue, on or before the Closing Date.

         3. Replacing and Releasing the Lease Guaranties. RCN, with the reasonable assistance of PCI, shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause, as soon as is practicable following the Closing, the Guarantee Entities (a) to accept from RCN (and/or one or more of its Affiliates) guaranties and/or other documents or instruments in lieu of the Lease Guaranties and (b) upon such acceptance, to release PCI from the Lease Guaranties.

         4. RCN Release of Cross Guaranty. RCN irrevocably releases PCI from the Cross Guaranty and from any and all obligations PCI or any of its Affiliates has or may have under the Cross Guaranty, except for claims that arise out of, or result from, facts, events or circumstances occurring, or which accrue, on or before the Closing Date.

         5. PCI Release of Cross Guaranty. PCI irrevocably releases RCN from the Cross Guaranty and from any and all obligations RCN or any of its Affiliates has or may have under the Cross Guaranty, except for claims that arise out of, or result from, facts, events or circumstances occurring, or which accrue, on or before the Closing Date.

         6. Guaranty of Pepcom by PCI. Notwithstanding the foregoing, (a) PCI irrevocably and unconditionally guarantees the obligations of Pepcom under the Purchase Agreement to and for the benefit of RCN and/or its Affiliates and their respective successors and assigns and (b) RCN irrevocably and unconditionally guarantees the obligations of RCN-Sub under the Purchase Agreement to and for the benefit of PCI and/or its Affiliates and their respective successors and assigns.

         7. Waiver of Condition. PCI hereby agrees that the execution and delivery of this Agreement satisfies the Condition and agrees to cause Pepcom to waive such Condition; provided that this Section 7 does not alter the obligation of RCN and/or its Affiliates under Section 3 of this Agreement.

         8. Non-Exclusivity of Provisions. The provisions of this Agreement shall not be deemed exclusive of any other rights to which PCI and/or its Affiliates and RCN and/or its Affiliates may be entitled at law, in equity, or under any agreement.

         9. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of the parties, their respective Affiliates and all of their respective successors and assigns, including but not limited to any party to which any of them sells all or substantially all its assets or with which any of them merges.

         10. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing duly executed and delivered by both PCI and RCN. No provision of or obligation under this Agreement may be waived except in writing by PCI and RCN, except for Sections 1, 2, 3 and 4 which may only be waived in writing by PCI and Section 5 which may only be waived in writing by RCN.

         11. Notices. All notices, request, demands and other communications required or contemplated under this Agreement shall be provided by each party in accordance with Section 13.3 of the Purchase Agreement.

         12. Headings. The headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws provisions.

         14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.



                 [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, RCN and PCI have duly executed this Agreement as of the date first above written.



                                    RCN CORPORATION



                                    By:
                                       -----------------------------------------
                                       Name:  Deborah M. Royster
                                       Title: Senior Vice President, General
                                                Counsel and Corporate Secretary


                                    POTOMAC CAPITAL INVESTMENT CORPORATION



                                    By:
                                       -----------------------------------------
                                       Name:  Leslie C. Zimberg
                                       Title: Senior Vice President and General
                                                Counsel